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                                   EXHIBIT 28

                      Press Release Dated February 27, 1995




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FOR IMMEDIATE RELEASE

                         MARQUEST MEDICAL PRODUCTS, INC.

Contact:  Robert P. Scherer, Jr.                  William J. Thompson
           Chairman & CEO                            President
          (404) 333-0066                           (303) 790-4835
                                                  (404) 333-0066

ENGLEWOOD, CO., FEBRUARY 24, 1995--Marquest Medical Products, Inc. (NASDAQ:MMPI) today announced that James E. Brands, Robert D. Tucker and Denise
C. Demick submitted their resignations as board members and Mr. Brands and Ms. Demick resigned as Chairman and Chief Executive Officer and as Secretary, respectively.

The Board today named Robert P. Scherer, Jr. as Chairman and Chief Executive Officer to replace Mr. Brands and Margaret Von der Schmidt, the Current Chief Financial Officer, as Secretary replacing Ms. Demick. William J. Thompson continues to serve as President, Chief Operating Officer and is a Director of the company. In related action, the Board named Steven Lukas, Sr. and Kenneth H. Robertson along with Robert P. Scherer, Jr. as Directors to replace the resigning directors.

Mr. Scherer's experience includes twenty years as Chairman, President and Chief Executive Officer of R.P. Scherer Corporation of Troy, Michigan, a pharmaceutical manufacturing firm; and Chairman and Chief Executive Officer of Scherer Scientific, Ltd. Mr. Scherer is currently Chairman and Chief Executive Officer of Scherer Healthcare, Inc.

Mr. Lukas is Vice President for European Business Development for IVAX Corporation. Mr. Lukas' experience includes international positions with Parke-Davis and Vice Presidencies with R.P. Scherer Corporation.

Mr. Robertson is the Chairman and founder of Conference Call U.S.A. of Boca Raton, Florida.

Marquest Medical Products, Inc. is an international manufacturer and distributor of specialty cardiopulmonary support, respiratory and anesthesia disposable devices.